Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2014, relating to the consolidated financial statements of Tilly’s, Inc., appearing in the Annual Report on Form 10-K of Tilly’s, Inc. for the year ended February 1, 2014.

/s/ Deloitte & Touche LLP

Costa Mesa, California

September 9, 2014